Exhibit 99.1

NEWS RELEASE
For immediate release
Patrick Johnson
904 598 7422
PatrickJohnson@RegencyCenters.com

Regency Centers Announces Pricing of Common Stock Offering

JACKSONVILLE, Fla. (January 15, 2015) – Regency Centers Corporation (“Regency” or the “Company”; NYSE:REG) announced today the pricing of an underwritten public offering of 2,500,000 shares of its common stock in connection with the forward sale agreement described below, which will result in approximately $168.5 million of gross proceeds (assuming such forward sale agreement is physically settled based on the offer price to the public of $67.40, as described more fully below), before any underwriting discount and offering expenses. The Company also granted the underwriter a 30-day option to purchase up to 375,000 additional shares of its common stock.

The offering is being made pursuant to the Company’s effective shelf registration statement and prospectus filed by Regency with the Securities and Exchange Commission. Wells Fargo Securities is acting as sole manager for the offering.

The offering is expected to close on January 21, 2015.

In connection with the offering, Regency has entered into a forward sale agreement (and, to the extent that the underwriter exercises its option to purchase additional shares, Regency may, at its sole discretion, enter into an additional forward sale agreement) with an affiliate of Wells Fargo Securities, LLC (the “Forward Purchaser”), under which Regency has agreed to sell to the Forward Purchaser the same number of shares of Regency’s common stock sold by an affiliate of the Forward Purchaser to the underwriter for sale in the underwritten public offering (subject to Regency’s right to elect cash settlement of the forward sale agreement).

In connection with the forward sale agreement, the Forward Purchaser (or its affiliate) is expected to borrow from third-party lenders and sell to the underwriter up to 2,500,000 shares of the Company’s common stock (assuming no exercise by the underwriter of its option to purchase additional shares) at the close of the offering. If the underwriter exercises its option to purchase additional shares and the Company elects not to enter into an additional forward sale agreement with the Forward Purchaser, the Company will issue and sell to the underwriter the number of shares of common stock in respect of which the option to purchase additional shares is exercised.

Settlement of the forward sale agreement will occur on one or more dates occurring no later than approximately 12 months after the date of the prospectus supplement relating to the offering. Upon any physical settlement of the forward sale agreement, the Company will issue and deliver to the Forward Purchaser shares of the Company’s common stock in exchange for cash proceeds per share, before any underwriting discount and offering expenses, equal to the offer price to the public, which will be $67.40 and will be subject to certain adjustments as provided in the forward sale agreement. The Company may, in certain circumstances, elect cash settlement for all or a portion of its obligations under the forward sale agreement.

The Company intends to use any net proceeds that it receives upon settlement of the forward sale agreement described above or upon any issuance and sale to the underwriter of shares of the Company’s common stock in the offering to fund development and redevelopment activities, fund potential acquisition opportunities, repay maturing debts, and/or for general corporate purposes.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

To obtain a copy of the prospectus supplement and related base prospectus for this offering, please contact Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 322 retail properties encompasses over 43.1 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.